Exhibit 3.171

State of Delaware Secretary of State Division of Corporations Delivered 06:08 PM 09/18/2017 FILED 06:08 PM 09/18/2017 SR 20176214623 - File Number 6547919

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF

RED ROCK MAINSTREAM, LLC

This Certificate of Formation is being executed as of September 18, 2016 for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq.

The undersigned, being duly authorized to execute and file this Certificate, does hereby certify as follows:

1.             Name.  The name of the limited liability company is Red Rock Midstream, LLC (the “Company”).

2.             Registered Office and Registered Agent.  The Company’s registered office in the State of Delaware is located at 850 New Burton Road, Suite 201, in the City of Dover, County of Kent, Delaware, 19904.  The registered agent of the Company for service of process at such address is Cogency Global Inc.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

By:	/s/ Julintip Thirasilpa
Julintip Thirasilpa, an Authorized Person